Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                 AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                    (Unaudited)

                         (Dollar Amounts in Thousands)


                                                         Six Months
                                                       Ended March 31,
                                                   -----------------------
                                                     1994           1993
                                                   --------       --------
Earnings Available for Fixed Charges:
  Income before extraordinary item                 $120,909       $103,123
  Income taxes                                       82,232         65,931
                                                   --------       --------
  Income before income taxes and extraordinary
    item                                            203,141        169,054

  Consolidated interest expense                      40,511         35,833

  Interest expense related to proportionate
    share of 50% owned affiliates                    11,011         15,109

  Portion of rents representing the interest
    factor                                            9,314          9,007

  Less-Equity in earnings of affiliates less
    than 50% owned                                      165             --
                                                   --------       --------
          Total                                    $263,812       $229,003
                                                   ========       ========


Fixed Charges:
  Consolidated interest expense and interest
    costs capitalized                              $ 47,049       $ 43,966

  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates                    11,011         15,109

  Portion of rents representing the interest
    factor                                            9,314          9,007
                                                   --------       --------
          Total                                    $ 67,374       $ 68,082
                                                   ========       ========
Ratio of Earnings to Fixed Charges                     3.92           3.36
                                                   ========       ========